EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (the “Agreement”) dated as of NOVEMBER 18, 2013 (the “Effective Date”) by and between 112359 FACTOR FUND, LLC (the “Buyer”) and BITZIO, INC. (the “Company” and, together with Buyer, the “Parties”) as follows:

WHEREAS, on __________________, the Company issued a senior secured convertible debenture to ____________ (“Original Holder”) with an original principal balance of $____________ (“Debenture”), in exchange for Original Holder’s agreement to pay Company $_____________ in cash (“Original Purchase Price”);

WHEREAS, the Company’s obligations under the Debenture are currently in default, and the Buyer is unable to cure the default;

WHEREAS, Buyer purchased the Debenture from Original Holder on even date herewith and has requested Company to issue Buyer an amended and restated debenture in substantially the form of debenture attached hereto in Exhibit A (the “A&R Debenture”) in exchange for the obligations set forth in the Debenture (each, an “Obligation”), with an aggregate principal balance of $___________, and convertibility into common stock at a rate equal to 100% of the average of the five lowest closing prices for Company common stock for the 30 trading days prior to conversion; and,

WHEREAS, Company desires to issue the A&R Debenture to the Buyer in exchange for the Debenture on the basis of the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Purchase of Debenture

1.1 Exchange. Effective as of the Effective Date, all of Buyer’s right, title and interest in, to and under the Debenture shall be exchanged for the A&R Debenture.

1.2 Closing Deliveries. Immediately following the execution hereof, but in no event more than 2 (two) days following such date (the “Closing Date”), Buyer shall deliver the Debenture to Company and the Company shall deliver the A&R Debenture to Buyer. The Company shall also deliver the fully executed Security Agreement in the form annexed hereto as Appendix A and the fully executed Pledge Agreement in the form annexed hereto as Appendix B, together with all deliverables described in said agreements.

1.3 The Closing. The purchase and sale of the Debenture contemplated hereunder (the “Closing”), including the delivery of all deliveries in this Section 1, shall take place on the Closing Date at the offices of Buyer; provided, however, that the Parties agree that Closing may take place by mail or overnight delivery.

2. Right of First Refusal. In the event that the Company intends to issue additional securities in exchange for additional financing at any time prior to the date upon which all amounts due under any debt now or hereinafter held by Buyer, including, without limitation, the 59FF Debentures (each, a “Proposed Financing”), the Company hereby grants Buyer the right of first refusal (“ROFR”) to participate in whole or in part in the Proposed Financing and to purchase any portion to all of the Proposed Securities on terms that are at least as favorable to Buyer as to any third party that has offered to participate in the Proposed Financing; provided, however, that (i) Buyer shall issue Company a written notice confirming Buyer’s exercise of its ROFR and intention to participate in such Proposed Financing subject to execution of mutually agreeable definitive agreements (“ROFR Exercise Notice”) within no more than fifteen (15) days of Buyer’s receipt of the Company’s written notice in respect of each such Proposed Financing (“ROFR Notice”), which notice shall include a copy of any third party proposals received by Company in connection with such Proposed Financing; and, that (ii) Buyer shall forfeit its right to participate in the specific Proposed Financing described in the Company’s ROFR Notice if Buyer fails to provide its timely ROFR Exercise Notice for any such Proposed Financing.

3. Miscellaneous

3.1. Limitation of Liability. Neither Party shall be liable for special, indirect, incidental, consequential, or punitive damages of the other or for any form of damages (even if advised of the possibility thereof) other than direct damages arising out of or in connection with this Agreement or the subject matter hereof.

3.2. Expenses. Each Party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.

3.3. Entire Agreement; Amendment. This Agreement supersedes any and all prior and contemporaneous agreements, understandings, negotiations and discussions amongst any of the Parties hereto (including amongst any members, shareholders, employees, agents, representatives, officers and/or directors of the Parties), whether oral or written. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by all Parties hereto, or in the case of a waiver, by the Party for whom such benefit was intended.

3.4. Assigns. This Agreement shall be binding upon and inure to the benefit of, and be enforceable against, the Parties hereto and their respective predecessors, successors and assigns. This Agreement, including all rights and obligations hereunder, shall be assignable by any Party hereto upon written notice to the other Parties.

3.5. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without regard to the principles of conflict of laws. The Company and the Buyer expressly consent to the jurisdiction and venue of the Superior Court of New Jersey, Bergen County, for any litigation between the parties.

3.6. Waivers. Compliance with the provisions hereof may be waived only by an instrument in writing executed by the Party granting the waiver. The failure of any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or be construed as a further or continuing waiver of such condition or breach or of any other condition or of the breach of any other term of this Agreement.

3.7. Further Assurances; Cooperation. At and after the Closing, the Company will execute and deliver such further instruments of conveyance and transfer as Buyer and/or its assign(s) may reasonably request to give effect to the terms hereof.

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IN WITNESS WHEREOF the Parties have duly executed, or caused their duly authorized representative, to execute this Agreement.

COMPANY:

BITZIO, INC.

By:
Name:	Hubert Blanchette
Title:	Chief Executive Officer

BUYER:

112359 FACTOR FUND, LLC

By:
Name:	Mary Carroll
Title:	Manager